Natus Medical Announces Appointment of Barbara R. Paul, M.D. to its Board of Directors

PLEASANTON, Calif. (September 22, 2016) - Natus Medical Incorporated (NASDAQ: BABY) today announced the appointment of Barbara R. Paul, M.D. to its board of directors.

"We are pleased to have Dr. Paul join the Natus Board of Directors," said Robert Gunst, chairman of Natus' board of directors. "Dr. Paul's significant medical and regulatory experience will complement the expertise of our current Board members."

Dr. Paul currently sits on the board of Quorum Health Corporation, an operator and manager of 38 general acute care hospitals and outpatient services. She served as Senior Vice President & Chief Medical Officer at Community Health Systems (CHS) from July 2007 to January 2015. Prior to CHS, Dr. Paul was Senior Vice President & Chief Medical Officer for Beverly Enterprises, Inc. (now Golden Living, Inc.). Dr. Paul's career is grounded by twelve years as a board-certified internist and full-time primary care physician. She also worked at the federal Medicare program (Centers for Medicare & Medicaid Services, CMS) for appointees of Presidents Clinton and Bush. She was Director of the Department of Quality Measurement & Health Assessment. Dr. Paul has a bachelor of science from the University of Wisconsin - Madison and earned her medical degree from Stanford University School of Medicine.

"We are excited to have Dr. Paul join the Natus board of directors," said Jim Hawkins, President and Chief Executive Officer of the Company. "Dr. Paul's background in patient care and at CMS will bring a unique perspective to our board and be invaluable as we grow."

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com